Exhibit 99.1

CATALYST HEALTH SOLUTIONS APPOINTS DEIRDRE KRAMER AS

INTERIM CHIEF FINANCIAL OFFICER

Announces Results of Annual Shareholder Meeting

ROCKVILLE, Md., June 3, 2011 – Catalyst Health Solutions, Inc. (NASDAQ: CHSI) today announced that Hai Tran will step down as Chief Financial Officer effective July 15, 2011 to pursue other business opportunities. Deirdre Kramer, Corporate Controller and Senior Vice President, Finance, will serve as interim CFO following Mr. Tran’s departure until a permanent successor is selected. The Company has initiated a search.

“At Catalyst, we have built an experienced, first-rate management team and are fortunate to have a highly qualified leader in Deirdre who is ready to step into this role,” said David T. Blair, Chief Executive Officer of Catalyst. “The Board is confident that Deirdre’s financial expertise, industry experience and Company knowledge will be invaluable in ensuring a seamless transition.”

“On behalf of Catalyst’s Board of Directors and management team, I would like to thank Hai for his many contributions and service to our Company. All of us at Catalyst wish Hai success in his future endeavors,” Mr. Blair added.

“I am proud of the many accomplishments we have achieved during my tenure here,” said Hai Tran. “Catalyst has a solid business model and proven approach to delivering innovative solutions to clients. The Company has never been better positioned for future growth.”

The acquisition of Walgreens Health Initiatives, Inc. (WHI) is expected to close in June 2011 and the Company is on track to achieve its previously stated 2011 financial guidance, excluding the financial impact from the acquisition of WHI and subsequent equity offering. After the WHI transaction closes, the Company will update its 2011 financial guidance which will include estimated revenue and earnings contributions from WHI as well as the expected timing and scope of upfront integration and transactional expenses.

Ms. Kramer, who joined Catalyst in 2005, has more than 15 years of experience in the health care and pharmacy benefit management industries. In her current role at Catalyst, she is responsible for the overall management of corporate accounting as well as financial planning and analysis. Prior to joining Catalyst, Ms. Kramer served as the Director of Finance and Accounting for Eckerd Health Services, the former pharmacy benefit management subsidiary of Eckerd Corp.

Results of 2011 Annual Meeting of Shareholders

Catalyst also announced the results of its 2011 Annual Meeting of Shareholders, held June 1, 2011 in McLean, VA. Over 85 percent of all outstanding shares as of the record date were voted. Shareholders voted in favor of the re-election of David T. Blair, Daniel J. Houston and Kenneth A. Samet as directors for terms expiring in 2014.

Catalyst shareholders also approved the selection of PricewaterhouseCoopers LLP as auditors for 2011, as well as a non-binding advisory vote on the Company’s 2011 executive compensation policies (“Say On Pay”) and the Board of Directors’ recommendation to hold an advisory vote on executive compensation on an annual basis.

About Catalyst Health Solutions, Inc.

Catalyst Health Solutions, Inc., the fastest growing national PBM in the U.S., is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager (PBM) serving more than 7 million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of PBM services to the hospice industry; FutureScripts, LLC, a full-service PBM serving approximately one million lives in the mid-Atlantic region, and Immediate Pharmaceutical Services, Inc., a fully integrated prescription mail service facility in Avon Lake, Ohio. The Company’s clients include self-insured employers, including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that might materially affect our results, particularly those risks referred to in our Annual Report on Form 10-K for the year ended December 31, 2010, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, under “Item 1A. Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K, our Forms 10-Q, and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business. Catalyst Health Solutions, Inc. does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events, or other developments.

Source: Catalyst Health Solutions, Inc.

Catalyst Health Solutions, Inc.

Hai Tran, Chief Financial Officer

301-548-2900

htran@chsi.com

James Golden / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449